UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2006
Arlington Tankers Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32343	98-0460376

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
First Floor, The Hayward Building
22 Bermudiana Road
Hamilton HM 11, Bermuda

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (441) 292-4456
Not applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 25, 2006, the Board of Directors of Arlington Tankers Ltd. (“the Company”) adopted a Bonus Plan for the fiscal year ending December 31, 2006 (“2006 Bonus Plan”), which provides for the payment of cash bonuses to Messrs. Arthur L. Regan and Edward Terino, the co-chief executive officers of the Company.
Under the 2006 Bonus plan, Messrs. Regan and Terino are each eligible to receive payments if specified objectives are met.
•	If the total amount of general and administrative expenses does not exceed the 2006 fiscal year budget for those expenses, Messrs. Regan and Terino are each eligible to receive a maximum lump sum payment of $40,000.
•	If the Company adds at least $0.25 per share to the dividends declared for the Company’s 2006 fiscal year that are directly allocable to specified items relating to certain of the Company’s vessels, Messrs. Regan and Terino are each eligible to receive a lump sum payment of $80,000.
•	If the Company declares total dividends exceeding $2.30 per share for the Company’s 2006 fiscal year, beginning on the date of the first dividend payment for fiscal year 2007 and continuing with each dividend payment through fiscal year 2008, Messrs. Regan and Terino are eligible to receive cash payments in accordance with a formula set forth in the 2006 Bonus Plan. In addition, if this objective is met, on the date the Company first declares a dividend in 2009, Messrs. Regan and Terino are each eligible to receive a lump sum cash payment equal to the product of the average daily closing price of one share of the Company’s common stock on the New York Stock Exchange during a specified period of time multiplied by a reference number of shares specified in the 2006 Bonus Plan.
The above-referenced description of the 2006 Bonus Plan is qualified in its entirety by reference to the copy of the 2006 Bonus Plan which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	99.1	2006 Bonus Plan, approved by the Board of Directors of Arlington Tankers Ltd. on October 25, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARLINGTON TANKERS LTD.
Date: October 31, 2006	By:	/s/ EDWARD TERINO
Edward Terino
Co-Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	2006 Bonus Plan, approved by the Board of Directors of Arlington Tankers Ltd. on October 25, 2006.